Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 25, 2020, with respect to the financial statements of Insurance Acquisition Corp. included in the Annual Report on Form10-K for the year ended December 31, 2019, which is incorporated by reference in this Registration Statement. We consent to the use of the aforementioned report in the Registration Statement.

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

December 17, 2020